CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2001 relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of Modine Manufacturing Company, which is incorporated by reference in Modine Manufacturing Company's Annual Report on Form 10-K for the year ended March 31, 2001. We also consent to the incorporation by reference of our report dated April 27, 2001 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.


s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Chicago, Illinois
June 20, 2001